Exhibit 99.2

INVESTOR CONFERENCE CALL SCRIPT - DECEMBER 15, 2008

[OPERATOR]

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the WPCS International Incorporated fiscal year 2009 second quarter investor conference call. Your host for today’s call is Andy Hidalgo, chairman and CEO of WPCS International Incorporated. Before I turn the call over to Mr. Hidalgo, please be advised that the participants on today’s call will be in a listen only mode until Mr. Hidalgo has concluded his opening remarks. Upon conclusion of the opening remarks, there will be a question and answer session.

In addition, we would like to note that statements about the company’s future expectations, including future revenue and earnings and all other statements made during this investor conference call, other than historical facts, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements. I will now turn the call over to Mr. Hidalgo.

[ANDY HIDALGO]

Good afternoon ladies and gentlemen and welcome to our fiscal year 2009 second quarter investor conference call. The agenda for today’s call will include a discussion of our financial results as well as a review of our guidance expectations for the current fiscal year. In addition, I will discuss the state of the economy as it pertains to WPCS, the markets we are serving and I will conclude with a review our strategic initiatives.
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First, we will discuss our financial results. For the fiscal year 2009 second quarter ended October 31, 2008, WPCS generated approximately $29 million in revenue which represents a 2% increase compared to the same period a year ago. From an earnings perspective, the company achieved $362,000 in net income or $0.05 per diluted share. The consolidated second quarter gross margin was 26% and our SG&A represented 21% of revenue. The specialty communication systems sector generated 89% of our revenue with wireless infrastructure generating the other 11%.

The company continues to maintain a strong balance sheet with $29 million in working capital, $7.6 million in credit line borrowing and $13 million in cash. The increase in cash has come primarily from improved receivables collection. In addition, our credit line borrowing to working capital ratio remains favorably low at 26%. This ratio is an important indication of our financial strength as our company does not have a dependence on credit.

For the six months of fiscal year 2009 ended October 31, 2008, WPCS generated $57 million in revenue which represents a 14% increase compared to the same period a year ago. From an earnings perspective, the company has achieved $1.2 million in net income or $0.17 per diluted share. The consolidated gross margin for the first six months of fiscal year 2009 is 27% and our SG&A is 21%. As of October 31, 2008, WPCS has a backlog of $48 million and a bid list of $137 million.
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Turning our attention to guidance, the initial fiscal year 2009 guidance provided by WPCS, which was announced in July 2008, outlined a revenue projection of $125 million, net income of $5.6 million and $0.74 in earnings per diluted share. Due to these challenging times in our economy, we have revised our expectations for fiscal year 2009. We are now projecting for the current fiscal year a range of $112 million to $115 million in revenue, $2.7 million to $3.1 million in net income and $0.38 to $0.44 in earnings per diluted share.

In our domestic specialty communication systems segment, the consolidated gross margin dropped for the second quarter. We expected higher margins on higher revenue and achieved lower margins on lower revenue which explains the reduction in earnings per diluted share. One of the key factors in gross margin reduction for the second quarter was deflationary economic pressure. However, we believe that margins can improve going forward based on our specific market focus and based on an anticipated improving economic environment. Our SG&A will also improve with better revenue production in the coming quarters.

Our new earnings per diluted share range estimate of $0.38 to $0.44 takes into account a conservative projection of shares to be repurchased and retired by WPCS for the current fiscal year. The earnings per diluted share can increase if the company is able to repurchase more shares than projected. Our projection is approximately 500,000 shares repurchased and retired. So far, the company has repurchased approximately 200,000 shares.

In addition, our revised guidance is based on conservative revenue producing estimates. These estimates do not take into account the new stimulus package that is targeted in early 2009 by the new presidential administration for public services infrastructure projects. It is possible that we can recognize more revenue from the conversion of bids to backlog if the stimulus package passes legislation. However, it will depend on how quickly we can begin some of these projects.
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I would now like to discuss economic conditions as it pertains to WPCS. Obviously, the recessionary economy has adversely affected businesses in general and it has caused WPCS to revise our expectations. From our perspective, the headlines, news stories and indicators pertaining to the global economy have been troubling these past few months. However, WPCS is seeing positive signs. As everyone is aware, policy makers are pouring money into the economic system and although these funds have not yet fully found its way into the economy, we believe it is just a matter of time when banks will look to generate a higher rate of return. We are seeing a thaw in the previously frozen credit market that is expected to help our customers finance new projects going forward.
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Turning our attention to the markets we serve, in the specialty communication systems segment of our business, WPCS operates in five sectors. These sectors include public services, healthcare, energy, corporate enterprise and gaming. We have seen a significant slowdown in corporate enterprise and gaming. We have also seen a slowdown in public services but not as significant. The slowdown has caused us to miss our original revenue projections. We believe that the corporate enterprise and gaming sectors will remain flat this fiscal year, however, we feel very encouraged that our focus on public services, healthcare and energy is not only the right focus but will continue to provide the opportunities we need to build shareholder value.

In the public services sector, although general spending is down at the state and local government level due to a decrease in tax revenue and credit impediments, the budgets for communications infrastructure, for the most part, remain intact. This is due primarily to the emphasis on public safety and security. In addition, as discussed, there has been a pledge by the new presidential administration to federally fund public services for the development of infrastructure for highways, bridges, roads and communications. It is planned that this public services sector will be a source for new job creation here in the U.S.

The indication from our customers in public services is that spending for communications infrastructure will continue going forward and will be bolstered by the stimulus package once enacted. We believe that WPCS is in an excellent position to take advantage of the potential market expansion in public services due to our outstanding reputation in this sector.

In the healthcare sector, the primary drivers continue to be the need to provide healthcare infrastructure for our aging population and to cut costs through healthcare reform. The implementation of technology not only improves productivity but continues to be a labor cost cutting measure for hospitals. We continue to receive bid requests for security systems, paging systems and wireless networks that can support mobile devices to keep track of hospital data.

In the energy sector, oil, gas, water and electric utility companies continue to upgrade their infrastructure and implement wireless technology solutions for improving their operations and managing their assets. These energy companies are well funded and continue to request bids.

In alternative energy, the development of wind and solar energy has accelerated and WPCS has successfully positioned itself as a competent provider of design-build engineering services for this market. We see strong growth and bid activity in this sector, particularly in wind energy as Congress recently approved a bill to extend the renewable energy production tax credit through the end of 2009.

The potential within these three sectors continues to be validated through an analysis of our backlog and bids. The $48 million in approximate backlog ended October 31, 2008 represents 65% of public service projects, which includes education and federal government work. In addition 17% is represented by healthcare projects and 6% is represented by energy projects.

In regards to our bids, the $137 million in approximate bids ended October 31, 2008 represents 59% of public service projects, which includes education and federal government work. In addition 14% is represented by healthcare projects and 12% is represented by energy projects.

The remaining percentage of backlog and bid list activity is focused on wireless infrastructure, corporate enterprise and gaming projects. As you can see in the percentage breakdown, the public services, healthcare and energy sectors are displaying strong growth potential for WPCS. By focusing on these growth sectors, we can improve our gross margins.

Internationally, our two primary markets, China and Australia from an infrastructure perspective, have not been as impacted by the global economic slowdown. Although our international segment only represents 6% of the total revenue for WPCS, we see the promise of growth and expansion in both China and Australia even through these economic times.

China is well funded for expansion and last month, approved a $600 billion stimulus package targeted at improving the country’s transportation and energy infrastructure. To measure the magnitude, this represents a stimulus package equal to 25% of their gross domestic product. Through our China subsidiary, WPCS is currently focused on the energy infrastructure sector only with key customers such as Guangzhou Gas and China National Petroleum. Our goal is to continue building our energy infrastructure business, however, we are also looking to expand into China’s transportation infrastructure sector by training our China subsidiary and preparing them to pursue the same type of opportunities we pursue here in the U.S.

In Australia, the Reserve Bank has recently reduced its policy interest rate 75 basis points to 5.25%, which has helped inject capital for continued infrastructure expansion. Through our two Australian subsidiaries, WPCS is primarily focused on the corporate enterprise sector. Although this sector remains active, we want to diversify our engineering capability to include energy infrastructure by providing the same type of wireless solutions that has generated good returns for us here in the U.S. At the present time, there is demand in Australia for wireless technology in the energy infrastructure sector. This initiative is underway and includes technical training for our existing subsidiaries while working with our global technology partners to pursue specific opportunities in Australia.

As far as China and Australia are concerned, most economists estimate that both countries are expected to have positive GDP growth rates of 2% to 6% over the next four quarters. WPCS remains on target with our international revenue expectations for the fiscal year and, relative to our revenue expectations, we are maintaining a solid backlog and bid list of activity.
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Lastly, I would like to update everyone on strategic initiatives. WPCS continues to develop and implement strategic initiatives that strengthen our company for the future. At the present time, our focus is on organic growth through customer and market development. Although we are considering smaller acquisitions that enhance our engineering capability and will expand our customer base, we are not looking to make any major acquisitions at this point.

We believe there is significant earnings growth that can occur within our existing operations. One important initiative that we have launched is a branding strategy that will bring all the individual subsidiaries under the WPCS name. The principal purpose of this initiative is to position the company so that we can pursue national account contracts with our existing customers, which is difficult to do today under so many brands. Also, we want to obtain national purchasing power by combining all subsidiaries as one purchasing source. If we are successful in achieving these two objectives, we will see an increase in revenue, a reduction in cost of sales and a reduction in SG&A costs. The branding initiative will be done cost effectively and should be completed in six to eight months.
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To summarize this investor conference call, we recognize that our shareholder value has diminished these past several months and we know that the economic slowdown, credit crisis and flight to safety have impacted the value. However, our management team is dedicated and encouraged about our future. The five key points that investors need to understand include:

1.)           WPCS has established itself as an organization with an outstanding reputation for thehighest quality of design-build engineering services

2.)           WPCS has been consistently profitability even through challenging economic times

3.)           WPCS has built a strong balance sheet that does not depend on credit

4.)           WPCS has a management team that understands its market opportunities

5.)           WPCS focuses on public services, healthcare and energy infrastructure which are themarkets that are expected to yield significant growth in the years to come

We will continue to focus on building shareholder value for our investors and most importantly, we are confident that we will deliver the results.

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